Exhibit 10.1
July 25, 2012

SEPERATION AGREEMENT

Dear Kevin Tully:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Insmed, Inc. (“Insmed” or the “Company”) in connection with the Company’s non-renewal of your Employment Agreement dated January 31, 2011 (“Employment Agreement”).  You and the Company agree as follows:

1.	Employment. Your last day of employment with the Company will be December 1, 2012 (“Last Day of Employment”).

2.
Severance.  Upon execution of this Agreement (which release must be executed on but not before August 20, 2012 and the release attached as Exhibit A (which release must be executed on or before your Last Day of Employment with the Company), the expiration of the seven (7) day revocation period provided for in Paragraph 14(h) of this Agreement and in Exhibit A, and your return of all Company property, and provided you remain an employee in good standing and continue to satisfactorily perform your duties and responsibilities through your Last Day of Employment, the Company will provide you with the severance program and transition arrangements set forth in the Summary of Supplemental Severance, attached hereto as Exhibit B and incorporated herewith (the “Summary”).

3.	Release.

a)
In consideration of (i) the Supplemental Severance set forth in Paragraph 2 hereof and the Summary, and (ii) your eligibility to receive that Supplemental Severance by working through your Last Day of Employment, you agree to execute Exhibit A, and, in addition, to the fullest extent permitted by law you waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates and each of its and their respective past and current directors, officers, trustees, employees, representatives, agents, employee benefit plans and such plans’ administrators, fiduciaries, trustees, record-keepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, arising out of or relating in any way to your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the New Jersey Law Against Discrimination (N.J. Stat. Ann. §10:5-1 et seq.), the New Jersey Conscientious Employee Protection Act (N.J. Stat. Ann. §34:19-3 et seq.), the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, and the Family and Medical Leave Act of 1993, including all amendments thereto.

b)
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting:  (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim or right that may arise after the execution of this Agreement; or (v) any claim or right you may have under this Agreement.  In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 3(a), you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Paragraph 2 of this Agreement.

4.
Violations of Any Law or of the Company’s Code of Conduct.  You hereby agree, promise and covenant that during your employment with the Company, you did not violate any federal, state or local law, statute or regulation while acting within the scope of your employment with the Company, nor did you violate the Company’s Code of Conduct while acting within the scope of your employment with the Company.  You acknowledge and understand that if the Company should discover any such violation after your execution of this Agreement and your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void.

5.
Return of Property.  Upon termination of your employment, with the exception of your Company-issued laptop computer and Blackberry device, you agree to promptly return to the Company all of its property, including, but not limited to, equipment files, documents, identification cards, credit cards, keys, equipment, software and data, however stored.

6.
No Additional Entitlements.  You agree that: (i) you have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement; and (ii) the Company shall have the right to deduct from the amounts payable pursuant to this Agreement any money owed to the Company by you for a loan or advance paid to you by the Company during your employment, when allowable by the loan agreement and applicable law.

7.
Transition. To the extent the Company deems necessary, you agree that you will assist the Company with the transition of your responsibilities and continue faithfully and diligently to perform the Duties as defined in your Employment Agreement as the Company or the Board may require, including but not limited to those Duties performed in your role as principal financial and accounting officer.

8.
Cooperation. You agree that upon the Company’s reasonable notice to you, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company.  In the event that such cooperation is required, you will be reimbursed for reasonable expenses incurred in connection therewith.

9.
Confidentiality of the Agreement.  Except as expressly permitted in Paragraph 12 of this Agreement or if otherwise required by law, the parties, including the Company Releasees, shall not disclose the existence of this Agreement, the terms of this Agreement, or the circumstances or allegations giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.

10.	Protection of Confidential Information.

a)
You hereby acknowledge the existing and continuing obligations contained in your Employment Agreement, dated December 2, 2010 executed by you (the “Employment Agreement”), which is hereby incorporated by this reference and agree to be bound by the Employment Agreement on an ongoing basis, including but not limited to with respect to your non-disclosure, confidentiality and non-compete obligations;

b)
In addition, you hereby acknowledge your existing obligation to maintain the confidentiality of the Company’s information as contained in the Company’s Code of Conduct.  You affirm that you agreed to be bound by the Code of Conduct when you signed the Code of Conduct on January 20, 2012 (which is hereby incorporated by this reference);

c)
Without limiting the generality of the foregoing obligations set forth in Paragraph 10(a) and (b), you agree that, except as expressly permitted in Paragraph 12 of this Agreement or if otherwise required by law, you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (the “Confidential Information”) or use any such Confidential Information to the detriment of the Company, its parents, affiliates or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates or subsidiaries.  Confidential Information is deemed to include, but is not limited to, information pertaining to Company strategic plans, advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new product developments, proposed launches, discontinuance of existing products, product and consumer testing data, sales and market research, technology research and development, budgets, profit and loss data, raw material costs, identity of suppliers, customer lists, customer information, employee information, improvements, inventions, and associations with other organizations that the Company has not previously made public.  Confidential Information does not include information that can be shown by written evidence to be in the public domain at the time of disclosure by you or that is publicized or otherwise becomes part of the public domain through no fault of your own.

11.	Non-Disparagement.

a)
You agree that you shall not at any time make any written or verbal comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees or their personnel or products and you shall not take any action that would cause the Company and/or the Company Releasees or their personnel or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute.

b)
The Company agrees that it will use its best efforts to ensure that none of its representatives makes any written or verbal comments or statements of a defamatory or disparaging nature regarding you or takes any action that would cause you any embarrassment or humiliation or otherwise cause or contribute to your being held in disrepute while they are employed by the Company and acting in their capacity as Company representatives.

12.
Permitted Conduct.  Nothing in this Agreement shall prohibit or restrict you, the Company, or our respective attorneys from:  (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, including all exhibits, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, including, but not limited to, the Company’s Legal Department, the Securities & Exchange Commission, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act; providedthat, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible.

13.
Non-Admission.  It is understood and agreed that neither the execution of this Agreement, including Exhibit A, nor the terms of the Agreement, including Exhibit A, constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied.  It is further understood and agreed that no person shall use the Agreement, including Exhibit A, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

14.	Acknowledgments. You hereby acknowledge that:

a)	The Company hereby advises you to consult with an attorney before signing this Agreement and Exhibit A;

b)	You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement and all exhibits or you have knowingly and voluntarily chosen not to do so;

c)	You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)	You have had a minimum of twenty-one (21) days to review and consider this Agreement and all exhibits;

e)
If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Paragraph 14(d) above has expired, and you will accept the terms of Exhibit A on but not before your Last Day of Employment with the Company;

f)
You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 14(d) above;

g)
You have a right to revoke this Agreement and/or Exhibit A by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of your execution of this Agreement and/or Exhibit A;

h)
In exchange for your waivers, releases and commitments set forth herein, and in Exhibit A, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Agreement and all exhibits exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

i)
No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement and/or Exhibit A.  Your employment remains at-will and this Agreement does not confer upon you any right or obligation to continue in the employ of the Company for any period of time.

15.
Revocation by the Company.  You agree that if you fail to execute and return this Agreement to the Company within the time specified herein for your review and consideration, the promises and agreements made by the Company herein will be revoked.

16.	Miscellaneous.

a)
Entire Agreement.  This Agreement, including all exhibits, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement and Exhibit A, except for your prior obligations of confidentiality as provided for in Paragraph 10 above, which shall continue in full force and effect.

b)
Governing Law.  This Agreement, including Exhibit A, shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.  Additionally, all disputes arising from or related to this Agreement and/or exhibits shall be brought in a state or federal court situated in the State of New Jersey, Mercer County and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

c)
Severability.  Should any provision of this Agreement, including any exhibit, be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

d)	Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

e)
Breach.  You acknowledge that if you breach your commitments to the Company agreed upon in Paragraphs 4, 5, 7, 8, 9, 10 and/or 11, you will forfeit the Supplemental Severance set forth in Paragraph 2 and be subject to suit by the Company for damages and equitable relief relating to such breach.

f)	Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement, including all exhibits, shall not be construed as a waiver of any subsequent breach.

g)
Counterparts.  This Agreement, including Exhibit A, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

h)
Effective Date.  This Agreement shall become immediately effective upon your execution below.  However, you will not receive the Supplemental Severance set forth in Paragraph 2 and the Summary unless and until you execute Exhibit A on but not before your Last Day of Employment with the Company and the seven (7) day revocation periods provided for in Paragraph 14(h) and Exhibit A have expired.

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return this original Agreement to me by no later than August 20, 2012.  I will sign it and return a copy to you.  Please sign and return Exhibit A on but not before your Last Day of Employment with the Company.

Sincerely,

INSMED, INC.

By:
Timothy Whitten
President, Chief Executive Officer

Date:

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

Kevin Tully

Date:

Enclosures

EXHIBIT A

AGREEMENT AND RELEASE

In exchange for the payments, benefits and other consideration provided by Insmed, Inc. (“Insmed” or the “Company”) as set forth in the letter of agreement and general release dated July 25, 2012 (the “July 25, 2012 Agreement”), which I acknowledge and agree are just and sufficient consideration for the waivers, releases and commitments set forth herein, I, Kevin Tully, hereby IRREVOCABLY AND UNCONDITIONALLY agree to WAIVE, RELEASE AND FOREVER DISCHARGE the Company and the Company Releases (as defined in Paragraph 3(a) of the July 25, 2012 Agreement) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which I now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to me, from the beginning of time until the date I execute this Exhibit A, arising out of or relating in any way to my employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the New Jersey Law Against Discrimination (N.J. Stat. Ann. §10:5-1, et seq.), the New Jersey Conscientious Employee Protection Act (N.J. Stat. Ann. §34:19-3, et seq.), the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, and the Family and Medical Leave Act of 1993, including all amendments thereto, provided that nothing herein constitutes a release or waiver of any claim or right that may arise after the execution of this Exhibit A.

I understand and acknowledge that I have received all amounts due from the Company relating to my employment with the Company, including but not limited to, all wages earned, sick pay, personal leave pay, vacation pay, and/or overtime pay, and that no other amounts are due to me other than as set forth in the July 25, 2012 Agreement and this Exhibit A.

Notwithstanding the generality of the foregoing, I understand that nothing herein constitutes a release or waiver by me of, or prevents me from making or asserting:  (i) any claim or right I may have under COBRA; (ii) any claim or right I may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim or right that may arise after the execution of this Exhibit A; or (v) any claim or right I may have under the July 25, 2012 Agreement or this Exhibit A.

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By signing this Exhibit A, I understand and acknowledge that I was advised of and afforded the opportunity to take advantage of each of the protections set forth in Paragraph 14 of the July 25, 2012 Agreement, including, but not limited to: (i) consultation with an attorney before signing this Exhibit A; (ii) twenty-one (21) days in which to consider Exhibit A; and (iii) seven (7) days following the execution of Exhibit A to revoke my acceptance of Exhibit A, provided that the revocation is received by hand, facsimile or electronic mail by the Company within that seven (7) day period.  I further acknowledge that I freely, voluntarily and knowingly entered into this Exhibit A after due consideration.

This Exhibit A shall become effective upon the expiration of the seven (7) day revocation period described above.  I understand and acknowledge that no payments will be made and no benefits will be provided to me until I have executed the July 25, 2012 Agreement and this Exhibit A and both seven (7) day revocation periods have expired.

This Exhibit A incorporates by reference, as if set forth fully herein, all terms and conditions of the July 25, 2012 Agreement between the Company and me, including the recitation of consideration provided by the Company.  By signing this Exhibit A, I waive, release and forever discharge any and all claims that may have arisen through the date of my execution of this Exhibit A.  It is not my intention to otherwise change, alter or amend any of the terms and conditions of the July 25, 2012 Agreement, for which I received adequate consideration, and which Agreement remains in full force and effect.  I acknowledge and agree that I continue to be bound by the terms and conditions of the July 25, 2012 Agreement.

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

Kevin Tully

Date:

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EXHIBIT B

NAME: Kevin Tully

SUMMARY OF SUPPLEMENTAL SEVERANCE PROGRAM

I.	INSMED PROVIDES:

(1)	BASE SALARY THROUGH LAST DAY OF EMPLOYMENT
You will receive your regular rate of pay through December 1, 2012, totaling a gross sum of $109,958.33 (four months’ salary).

(2)	SEVERANCE PAY
You will be eligible to receive severance payments in the gross sum of $449,454.67 (comprised of (i) nine months base salary plus (ii) prorated bonus through August 31, 2012, plus (iii) full year 2012 target bonus), payable in a lump sum within thirty (30) days following your Last Day of Employment.

(3)	EXPENSES AND VACATION PAY
You will receive payment of any unpaid or unreimbursed expenses and payment in lieu of any accrued but unused vacation time for 2012 in a lump sum within thirty (30) days following your Last Day of Employment.

(4)	EQUITY AWARDS
Immediately prior to your Last Day of Employment, you will receive immediate vesting in any Equity Awards that have not previously vested and were granted to you at least one (1) year prior to your Last Day of Employment. You will have one year from the Termination Date to exercise these Options.

(5)	BENEFIT PLANS
Your benefit coverages are summarized below.  Please note that the full terms and conditions of your benefits coverages can only be determined by reviewing the applicable plan documents, which shall control in all cases.  Any benefits in excess of those to which you are already entitled shall only be provided upon the execution of this agreement and after the non-revocation (7) day period.

Medical, Dental, and Vision Benefits
Health benefits will be provided to you and your covered dependents for eighteen (18) months following your Last Day of Employment. These benefits will be provided to you at the same cost applicable to active employees until you commence employment with any person or entity and, thus, are eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Executive shall have actually elected to continue his health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA). The Company will not provide the dollar value equivalent of such health care coverage.

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Group Life, AD&D, STD, LTD,
Coverage will cease as of your Last Day of Employment.

(6)
OUTPLACEMENT      The Company will reimburse you up to a maximum of $15,000.00 within thirty (30) days following your submission of documentation of reasonable expenses incurred in connection with outplacement services provided by a reputable company on or before August 20, 2013.

If you have any questions on your Benefit Plans, please call Dee Grosso at (732-997-4524)  or via e-mail.

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